Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

FTAI Infrastructure Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

35953C106

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 35953C106	Schedule 13G	Page 1 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 1 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,261,658
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,261,658
9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,261,658
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.2%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 2 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 2 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 60,806
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 60,806
9	Aggregate Amount Beneficially Owned by Each Reporting Person 60,806
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 3 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 3 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 67,723
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 67,723
9	Aggregate Amount Beneficially Owned by Each Reporting Person 67,723
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 4 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 4 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 65,650
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 65,650
9	Aggregate Amount Beneficially Owned by Each Reporting Person 65,650
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 5 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 5 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 65,023
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 65,023
9	Aggregate Amount Beneficially Owned by Each Reporting Person 65,023
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 6 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 6 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 68,904
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 68,904
9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,904
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 7 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 7 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 69,082
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 69,082
9	Aggregate Amount Beneficially Owned by Each Reporting Person 69,082
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 8 of 33

1	Names of Reporting Persons ASOF II A (DE) FTAI Holdings 1 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 302,232
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 302,232
9	Aggregate Amount Beneficially Owned by Each Reporting Person 302,232
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.3%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 9 of 33

1	Names of Reporting Persons ASOF II A (DE) FTAI Holdings 2 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 11,114
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 11,114
9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,114
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 Less than 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 10 of 33

1	Names of Reporting Persons ASOF Holdings II, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 986,102
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 986,102
9	Aggregate Amount Beneficially Owned by Each Reporting Person 986,102
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.9%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 11 of 33

1	Names of Reporting Persons Ares Private Opportunities 2020 (C), LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 179,128
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 179,128
9	Aggregate Amount Beneficially Owned by Each Reporting Person 179,128
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.2%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 12 of 33

1	Names of Reporting Persons Ares PA Opportunities Fund, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 107,475
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 107,475
9	Aggregate Amount Beneficially Owned by Each Reporting Person 107,475
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 13 of 33

1	Names of Reporting Persons Ares Credit Investment Partnership I (V), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 71,653
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 71,653
9	Aggregate Amount Beneficially Owned by Each Reporting Person 71,653
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 14 of 33

1	Names of Reporting Persons ASOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,958,294
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,958,294
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,958,294
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 15 of 33

1	Names of Reporting Persons ACOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 179,128
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 179,128
9	Aggregate Amount Beneficially Owned by Each Reporting Person 179,128
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 16 of 33

1	Names of Reporting Persons Ares CIP (V) Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 71,653
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 71,653
9	Aggregate Amount Beneficially Owned by Each Reporting Person 71,653
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 17 of 33

1	Names of Reporting Persons Ares Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 18 of 33

1	Names of Reporting Persons Ares Management Holdings L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 19 of 33

1	Names of Reporting Persons Ares Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 20 of 33

1	Names of Reporting Persons Ares Management Corporation
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person CO

CUSIP No. 35953C106	Schedule 13G	Page 21 of 33

1	Names of Reporting Persons Ares Voting LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 22 of 33

1	Names of Reporting Persons Ares Management GP LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 23 of 33

1	Names of Reporting Persons Ares Partners Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,342,566
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,342,566
9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342,566
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 24 of 33

ITEM 1.	(a)	Name of Issuer:

FTAI Infrastructure  Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

1.	ASOF II FTAI Holdings 1 L.P. (“Holdings 1”)
2.	ASOF II FTAI Holdings 2 L.P. (“Holdings 2”)
3.	ASOF II FTAI Holdings 3 L.P. (“Holdings 3”)
4.	ASOF II FTAI Holdings 4 L.P. (“Holdings 4”)
5.	ASOF II FTAI Holdings 5 L.P. (“Holdings 5”)
6.	ASOF II FTAI Holdings 6 L.P. (“Holdings 6”)
7.	ASOF II FTAI Holdings 7 L.P. (“Holdings 7”)
8.	ASOF II A (DE) FTAI Holdings 1 L.P. (” (DE) Holdings 1”)
9.	ASOF II A (DE) FTAI Holdings 2 L.P. (” (DE) Holdings 2”)
10.	ASOF Holdings II, L.P. (“ASOF Holdings II” and, together with Holdings 1, Holdings 2, Holdings 3, Holdings 4, Holdings 5, Holdings 6, Holdings 7, (DE) Holdings 1 and (DE) Holdings 2, the “ASOF Holders”)
11.	Ares Private Opportunities 2020 (C), LP (“Ares Private Opportunities”)
12.	Ares PA Opportunities Fund, L.P. (“Ares PA Opportunities Fund”)
13.	Ares Credit Investment Partnership I (V), L.P. (“Ares Credit Investment Partnership”)
14.	Ares CIP (V) Management LLC (“Ares CIP (V) Management”)
15.	ASOF Investment Management LLC (“ASOF Investment Management”)
16.	ACOF Investment Management LLC (“ACOF Investment Management”)
17.	Ares Management LLC
18.	Ares Management Holdings L.P. (“Ares Management Holdings”)
19.	Ares Holdco LLC (“Ares Holdco”)
20.	Ares Management Corporation (“Ares Management”)
21.	Ares Voting LLC (“Ares Voting”)
22.	Ares Management GP LLC (“Ares Management GP”)
23.	Ares Partners Holdco LLC (“Ares Partners”)

CUSIP No. 35953C106	Schedule 13G	Page 25 of 33

(b)	Address or Principal Business Office:

The address for each of the Reporting Persons is c/o Ares Management LLC, 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067.

(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

(e)	CUSIP Number:

35953C106

ITEM 3.

Not applicable.

CUSIP No. 35953C106	Schedule 13G	Page 26 of 33

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of the date hereof, based upon 111,728,746 shares of Common Stock outstanding, which includes: (i) 108,386,180 shares of Common Stock issued and outstanding as of July 31, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2024 and (ii) 3,342,566 shares of Common Stock issuable upon exercise of the Series I warrants (the “Series I Warrants”) held by the Reporting Persons.

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
ASOF II FTAI Holdings 1 L.P.	1,261,658	1.2%	0	1,261,658	0	1,261,658
ASOF II FTAI Holdings 2 L.P.	60,806	0.1%	0	60,806	0	60,806
ASOF II FTAI Holdings 3 L.P.	67,723	0.1%	0	67,723	0	67,723
ASOF II FTAI Holdings 4 L.P.	65,650	0.1%	0	65,650	0	65,650
ASOF II FTAI Holdings 5 L.P.	65,023	0.1%	0	65,023	0	65,023
ASOF II FTAI Holdings 6 L.P.	68,904	0.1%	0	68,904	0	68,904
ASOF II FTAI Holdings 7 L.P.	69,082	0.1%	0	69,082	0	69,082
ASOF II A (DE) FTAI Holdings 1 L.P.	302,232	0.3%	0	302,232	0	302,232
ASOF II A (DE) FTAI Holdings 2 L.P.	11,114	*	0	11,114	0	11,114
ASOF Holdings II, L.P.	986,102	0.9%	0	986,102	0	986,102
Ares Private Opportunities 2020 (C), LP	179,128	0.2%	0	179,128	0	179,128
Ares PA Opportunities Fund, L.P.	107,475	0.1%	0	107,475	0	107,475
Ares Credit Investment Partnership I (V), L.P.	71,653	0.1%	0	71,653	0	71,653
ASOF Investment Management LLC	2,958,294	2.7%	0	2,958,294	0	2,958,294
ACOF Investment Management LLC	179,128	0.2%	0	179,128	0	179,128
Ares CIP (V) Management LLC	71,653	0.1%	0	71,653	0	71,653
Ares Management LLC	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Management Holdings L.P.	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Holdco LLC	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Management Corporation	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Voting LLC	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Management GP LLC	3,342,566	3.0%	0	3,342,566	0	3,342,566
Ares Partners Holdco LLC	3,342,566	3.0%	0	3,342,566	0	3,342,566

* Less than 0.1%

CUSIP No. 35953C106	Schedule 13G	Page 27 of 33

The amount of securities reported herein includes:

(i)	1,261,658 Series I Warrants and 0 Series II warrants (the “Series II Warrants”) held of record by Holdings 1;

(ii)	60,806 Series I Warrants and 0 Series II Warrants held of record by Holdings 2;

(iii)	67,723 Series I Warrants and 0 Series II Warrants held of record by Holdings 3.;

(iv)	65,650 Series I Warrants and 0 Series II Warrants held of record by Holdings 4;

(v)	65,023 Series I Warrants and 0 Series II Warrants held of record by Holdings 5;

(vi)	68,904 Series I Warrants and 0 Series II Warrants held of record by Holdings 6;

(vii)	69,082 Series I Warrants and 0 Series II Warrants held of record by Holdings 7;

(viii)	302,232 Series I Warrants and 0 Series II Warrants held of record by (DE) Holdings 1;

(ix)	11,114 Series I Warrants and 0 Series II Warrants held of record by (DE) Holdings 2;

(x)	986,102 Series I Warrants and 0 Series II Warrants held of record by ASOF Holdings II;

(xi)	179,128 Series I Warrants and 0 Series II Warrants held of record by Ares Private Opportunities;

(xii)	107,475 Series I Warrants and 0 Series II Warrants held of record by Ares PA Opportunities Fund;

(xiii)	71,653 Series I Warrants and 0 Series II Warrants held of record by Ares Credit Investment Partnership; and

(xiv)	26,016 Series I Warrants and 0 Series II Warrants held of record by an account managed by Ares Management LLC.

Ares Partners is the sole member of each of Ares Voting and Ares Management GP, which are respectively the holders of the Class B and Class C common stock of Ares Management, which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. Ares Management is the sole member of Ares Holdco, which is the general partner of Ares Management Holdings, which is the sole member of Ares Management LLC, which is: (a) the sole member of ASOF Investment Management, which is the manager of each of the ASOF Holders; (b) the sole member of ACOF Investment Management, which is the manager of Ares Private Opportunities; (c) the sole member of Ares CIP (V) Management, which is the manager of Ares Credit Investment Partnership; and (d) the manager of Ares PA Opportunities Fund. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them.

CUSIP No. 35953C106	Schedule 13G	Page 28 of 33

Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over Board Members’ decisions. Each of these individuals disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by Ares Partners.

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following ☒.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 35953C106	Schedule 13G	Page 29 of 33

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   November 8, 2024

ASOF II FTAI Holdings 1 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II FTAI Holdings 2 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II FTAI Holdings 3 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II FTAI Holdings 4 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II FTAI Holdings 5 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 30 of 33

ASOF II FTAI Holdings 6 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II FTAI Holdings 7 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II A (DE) FTAI Holdings 1 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF II A (DE) FTAI Holdings 2 L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF Holdings II, L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 31 of 33

Ares Private Opportunities 2020 (C), LP

By:	ACOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares PA Opportunities Fund, L.P.

By:	Ares Management LLC, its manager

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Credit Investment Partnership I (V), L.P.

By:	Ares CIP (V) Management LLC, its manager

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

Ares CIP (V) Management LLC

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

ASOF Investment Management LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ACOF Investment Management LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Management LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 32 of 33

Ares Management Holdings L.P.

By:	Ares Holdco LLC, its general partner

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Corporation

By:	/s/Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Voting LLC

By:	Ares Partners Holdco LLC, its sole member

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management GP LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Partners Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 33 of 33

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (previously filed)